Exhibit 99.1

July 24, 2007

Dennis Dracup

Chief Executive Officer

Language Line Services

1 Lower Ragsdale Drive, Bldg. 2

Monterey, CA 93940

Dear Investors,

As we mentioned on our 2006 year-end and first quarter 2007 earnings calls, we continue to successfully execute our three-pronged operating strategy:

1) penetrating the global OPI market;

2) providing the best product in the market place; and

3) continue to improve our cost structure.

As a result, we have exceeded our budget and significantly increased our key operating metrics, including total billed minutes, revenue and EBITDA.

	Year Ended 2006A	vs. Prior Year	3-Mos. Ended 31-Mar-07	vs. Prior Year	3-Mos. Ended 30-Jun-07(1)	vs. Prior Year
Billed Minutes	—	18.8%	—	19.9%	—	21.6%
ARPM	—	(5.1)%	—	(5.6)%	—	(6.7)%
CPM	—	(1.3)%	—	(7.6)%	—	(5.9)%
Revenue (mm)	$163.3	12.7%	$45.3	13.3%	$45.5	13.5%
EBITDA (mm)	$77.0	8.0%	$21.8	16.0%	$21.2	12.2%

(1)	Financial data 3 Months ending June 30, 2007 are unaudited and subject to final audit adjustments.

From a market penetration perspective we continue to enjoy significant growth from our current customers, and we have been successful with our initiatives to win and integrate new customers. In addition, our new product initiatives are ahead of plan.

We continue to operate in a competitive marketplace. Our ARPM declines are principally due to competitive win-backs and continued growth of our largest customers who enjoy volume-based discounts.

We maintain our focus to improve the product attributes most important to customers – connect times, interpreter quality and interpreter availability. We are building upon our successful track record and continue to raise the bar and differentiate our products in the marketplace.

Our initiatives to further decrease our costs structures have resulted in continuous and substantial reduction in our cost per minute. We have achieved these overall cost improvements despite increased spending for Sales and Marketing to support execution of our market penetration strategy.

Finally, we have successfully created a global interpreter workforce and call delivery infrastructure that is leveragable by the entire Company.

Acquisition Opportunity

We have identified an acquisition opportunity, which is in our same line of business, that we believe will complement and enhance our current OPI operations. This acquisition will allow us to expand our customer base, expand our Translation business, enable us to enter the Face-to-Face Interpretation business, and enable us to leverage our global interpreter network and infrastructure, enhancing Language Line’s position as the global OPI leader.

We have entered into a confidentiality agreement and exclusivity period to negotiate a definitive agreement, and we expect to sign, close and fund the transaction on or about August 10, 2007. While we currently are unable to provide specific financial information about this acquisition given confidentiality constraints, we can disclose the following:

•	the acquisition will be immediately accretive to free cash flow;

•	for the twelve months ended June 30, 2007, we will maintain pro forma senior and total leverage of approximately 3.4x and 5.0x, respectively.

In order to consummate this transaction, we are asking our lenders to amend and waive certain terms of our credit facility including:

•	waiving compliance with our financial covenants through October 15, 2007;

•	amending the definition of “Permitted Acquisition” to account for the contemplated transaction; and

•	increasing the size of the permitted incremental term loans to $100 million.

Post closing, we will provide customary financial information regarding the target and its expected pro forma impact on our operations. In addition, these amendments and waivers will cease to be effective if we do not close this acquisition.

Shortly after we close this transaction, we intend to syndicate the acquisition financing and potentially integrate our U.K. credit facility into the financing. Our U.K. acquisition has been financed as a standalone entity and its inclusion would improve our credit quality through reduced leverage, improved coverage, increased geographic and customer diversification and heightened operational scale and liquidity.

Sincerely,

Dennis Dracup

Chief Executive Officer

Language Line Services